EXHIBIT 99.2

For Further Information Contact:
For Immediate Release	Robert E. Phaneuf
Monday, February 28, 2005	Vice President - Corporate Development
(918) 592-0101

VINTAGE PETROLEUM REPORTS

YEAR-END 2004 PROVED RESERVES, REPLACES

119 PERCENT OF 2004 PRODUCTION

Tulsa, Oklahoma – Vintage Petroleum, Inc. (NYSE:VPI) announced today that estimates of its proved oil and gas reserves at year-end 2004 totaled 437.2 million BOE. This total reflects the impact of the disposition in November 2004 of 13.2 million BOE of reserves resulting from the sale of all of the company’s interests in Canada. The sale of its Canadian interests was part of a strategic decision to take advantage of the exceptionally strong market for producing properties created by the acquisitive energy income trust sector and to improve the company’s flexibility to fund future growth. Additionally, the total reflects 2004 production from continuing operations of 24.5 million BOE. Excluding Canada, total net additions and revisions to reserves totaled 29.2 million BOE, replacing 119 percent of production from continuing operations.

Year-end 2004 estimated proved reserves of 437.2 million BOE were composed of 297 million barrels of oil and 840 Bcf of natural gas, representing 68 percent and 32 percent of total proved reserves, respectively. Of the total, 67 percent were classified as proved developed reserves.

Based on 2004 year-end prices of $43.45 per barrel (NYMEX) for oil and $6.15 per MMBtu (Henry Hub spot price) for gas and the company’s year end price differentials, the present value of estimated future net revenues, before income taxes, discounted at 10 percent (PV10), attributable to the estimate of total proved reserves was approximately $3.7 billion at

-More-

year-end 2004. This compares to a PV10 of $3.3 billion at year-end 2003 (excluding Canada), calculated using year-end 2003 differentials and prices of $32.52 per barrel (NYMEX) for oil and $6.19 per MMBtu (Henry Hub spot price) for gas. The standardized measure of discounted future net cash flows (Standardized Measure), which deducts discounted future income taxes from the PV10, was $2.5 billion and $2.2 billion at year-end 2004 and 2003, respectively, excluding the Canadian assets which were sold during 2004.

Reserve Additions Replaced 119 Percent of Production

During 2004, the company made total oil and gas capital expenditures in its continuing operations of $347.6 million. Total reserve additions of 29.2 million BOE (excluding Canada) replaced 119 percent of production from continuing operations at a cost of $11.90 per BOE. The average finding cost for the three-year period ended 2004 is $5.27 per BOE. Non-acquisition spending contributed to the replacement of 54 percent of the year’s production at a cost of $17.95 per BOE. A key component of 2004 finding cost was the high 55 percent of the total $237.0 million non-acquisition capital spending that was devoted mostly to exploitation activities which primarily targeted converting proved undeveloped reserves to proved developed producing status. In addition, capital was allocated to processing facilities in Yemen, waterflood projects in Argentina and certain exploration all of which are expected to contribute to production and reserves beyond 2004. The company focused on an allocation of spending designed to revitalize production volumes from internally generated sources and achieved an increase in production from continuing operations of five percent in 2004, exclusive of any volumes added from acquisitions.

Approximately $110.5 million, or 32 percent of total capital spending, was used to acquire 16 million BOE of proved reserves, predominantly in two transactions, at a cost of $6.91 per BOE.

-More-

Vintage continues to employ, as it has in the past, independent petroleum engineering firms to prepare estimates of its proved reserves in all its operating areas. Approximately 97 percent of its year-end 2004 proved reserves were prepared by such firms.

Vintage to Webcast Fourth-Quarter and Year-end 2004 Conference Call

The company’s teleconference call to review fourth quarter and year-end 2004 results will be broadcast live on a listen-only basis over the internet on Tuesday, March 1, 2005, at 3 p.m. Central time. Interested parties may access the webcast by visiting the Vintage Petroleum, Inc. website at www.vintagepetroleum.com and selecting the microphone icon, or at www.fulldisclosure.com and typing VPI in the ticker search box and selecting “Go”. The teleconference may be accessed by dialing 800/362-0571 and providing the call identifier “Vintage” to the operator. The webcast and the accompanying slide presentation will be available for replay at the company’s website. An audio replay will be available until March 8, 2005, by dialing 402/220-2982.

Forward-Looking Statements

This release includes certain statements that may be deemed to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements in this release, other than statements of historical facts, that address reserves, PV10, standardized measure, future production, exploitation activities, operating costs, capital spending, disposition of assets, EBITDAX, cash flow, NYMEX prices of oil and gas, company realizations, the impact of oil and gas derivative financial instruments, and events or developments that the company expects or believes are forward-looking statements. Although

-More-

Vintage believes the expectations expressed in such forward-looking statements are based on reasonable assumptions, such statements are not guarantees of future performance and actual results or developments may differ materially from those in the forward-looking statements. Factors that could cause actual results to differ materially from those in forward-looking statements include oil and gas prices, exploitation and exploration successes, actions taken and to be taken by foreign governments as a result of political and economic conditions or other factors, changes in foreign exchange rates and inflation rates, continued availability of capital and financing, and general economic, market or business conditions as well as other risk factors described from time to time in the company’s filings with the SEC. The company assumes no obligation to update publicly such forward-looking statements, whether as a result of new information, future events or otherwise.

Vintage Petroleum, Inc. is an independent energy company engaged in the acquisition, exploitation and exploration of oil and gas properties and the marketing of natural gas and crude oil. Company headquarters are in Tulsa, Oklahoma, and its common shares are traded on the New York Stock Exchange under the symbol VPI. For additional information, visit the company website at www.vintagepetroleum.com.

-Table Follows-

VINTAGE PETROLEUM, INC. AND SUBSIDIARIES

PRELIMINARY ESTIMATES OF CHANGES IN PROVED OIL AND GAS RESERVES

(Unaudited)

	U.S.	Canada	Argentina	Bolivia	Yemen	Total
Oil (MMBbls) -

Proved reserves at December 31, 2003	87.6	3.5	192.5	6.1	3.1	292.8

Revisions of previous estimates	3.2	(.1)	(7.0)	(.4)	.6	(3.7)
Extensions, discoveries and other additions	.5	.2	12.0	—	2.6	15.3
Production	(6.2)	(.8)	(9.9)	(.1)	(.5)	(17.5)
Purchase of reserves-in-place	5.7	—	7.4	—	—	13.1
Sales of reserves-in-place	—	(2.8)	—	—	—	(2.8)

Proved reserves at December 31, 2004	90.8	—	195.0	5.6	5.8	297.2

Gas (Bcf) -

Proved reserves at December 31, 2003	287.5	66.7	123.3	448.5	—	926.0

Revisions of previous estimates	(6.7)	3.9	15.6	(12.5)	—	.3
Extensions, discoveries and other additions	13.3	5.9	.6	—	—	19.8
Production	(30.4)	(14.1)	(8.7)	(8.1)	—	(61.3)
Purchase of reserves-in-place	17.4	—	—	—	—	17.4
Sales of reserves-in-place	—	(62.4)	—	—	—	(62.4)

Proved reserves at December 31, 2004	281.1	—	130.8	427.9	—	839.8

						Total
MMBOE -
Proved reserves at December 31, 2003	135.5	14.6	213.1	80.8	3.1	447.1

Revisions of previous estimates	2.1	.6	(4.4)	(2.5)	.6	(3.6)
Extensions, discoveries and other additions	2.7	1.2	12.1	—	2.6	18.6
Production	(11.2)	(3.2)	(11.4)	(1.4)	(.5)	(27.7)
Purchase of reserves-in-place	8.6	—	7.4	—	—	16.0
Sales of reserves-in-place	—	(13.2)	—	—	—	(13.2)

Proved reserves at December 31, 2004	137.7	—	216.8	76.9	5.8	437.2

Proved developed reserves at December 31, 2004	122.0	—	115.8	50.6	4.8	293.2

PV10 at December 31, 2004						$3.7 billion

Standardized Measure at December 31, 2004						$2.5 billion

The PV10, Standardized Measure and proved reserves at December 31, 2004, include $209 million, $117 million and 50.9 million BOE, respectively, related to extension periods of certain international concessions which the company believes will be obtained as a matter of course.

MMBbls- million barrels

Bcf - billion cubic feet

MMBOE - million barrels of oil equivalent